Exhibit 11





                               Washington Bancorp
                    Computation of Earnings per Common Share



                                                             Twelve Months ended
                                                                 June 30, 1997

Computation of weighted average number of
 common  shares outstanding:
Common shares outstanding at the beginning of the .............         657,519
 period
Unreleased common shares held by the Employee
 Stock Ownership Plan (ESOP) at the beginning
 to the period ................................................         (50,433)
Weighted average common shares released by the
 ESOP during the period .......................................           2,050
Weighted average common shares outstanding -
 Stock Option Plan ............................................           6,063
Weighted average common shares purchased to
 fund the Recognition and Retention Plan ......................         (11,537)
Weighted average common shares outstanding -
 Recognition and Retention Plan ...............................          13,940
                                                                      ---------
Weighted average number of common shares ......................         617,602
                                                                      ---------
Net income ....................................................       $ 564,677
                                                                      ---------
Net income per common share ...................................       $    0.91
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